Exhibit 99.2

FOR IMMEDIATE RELEASE

FUBOTV DELIVERED RECORD $119.7M REVENUE, GREW TOTAL SUBSCRIBERS TO 590K IN Q1 2021; INCREASES 2021 GUIDANCE

Live TV Streaming Platform Also Increased Ad Revenue 206% to $12.6M YoY

NEW YORK – MAY 11, 2021 – fuboTV Inc. (NYSE: FUBO), the leading sports-first live TV streaming platform, today announced its financial results for the first quarter ended March 31, 2021. The company closed the strongest first quarter in its history, delivering better-than-expected growth in subscribers (590,430, up 105% year-over-year, including 43,000 net additions in the quarter), total revenue ($119.7 million, up 135% year-over-year) and advertising revenue ($12.6 million, up 206% year-over-year). The quarter marked the first time fuboTV achieved sequential subscriber and revenue growth in any first quarter, despite seasonal trends.

Complete first quarter 2021 results are detailed in fuboTV’s shareholder letter available on the company’s IR site.

fuboTV also increased revenue and subscriber guidance for the full year 2021.

“The first quarter of 2021 was an inflection point for fuboTV,” said David Gandler, co-founder and CEO, fuboTV. “For the first time in any first quarter, we reported sequential revenue and subscriber growth, despite past seasonality trends. This tells us that consumers are increasingly cutting the cord. We believe they are choosing fuboTV, enticed by superior value, our year-round content offerings and a customer-centric, innovative consumer product experience relative to legacy pay TV (cable / satellite / telco). We see this trend continuing to accelerate as more consumers discover they can cut the cord without losing access to the sports teams, live channels and content they love.”

“As the shift of viewing from traditional pay TV accelerates, our differentiation in the marketplace - sports-focused programming, a tech-first and data-driven user experience and the planned integration of wagering and interactivity - firmly positions the company strongly for long-term growth,” said Edgar Bronfman Jr., executive chairman, fuboTV. “We remain steadfast in our mission to provide the world’s most thrilling sports-first live TV experience with the greatest breadth of premium content, interactivity and integrated wagering.”

Live Webcast

Gandler and CFO Simone Nardi will host a live video webinar today at 5:30 p.m. ET to deliver brief remarks followed by Q&A. The live webinar will be available on the Events page of fuboTV’s investor relations website. Investors can submit questions in advance to ir@fubo.tv with the email subject “Q1 2021 Earnings.” An archived replay will be available on fuboTV’s website following the webinar. Participants should join the webinar 10 minutes in advance to ensure that they are connected prior to the event.

About fuboTV

With a mission to provide the world’s most thrilling sports-first live TV experience through the greatest breadth of premium content, interactivity and integrated wagering, fuboTV Inc. (NYSE: FUBO) is focused on bringing to life its vision of a streaming platform that transcends the industry’s current virtual MVPD model. fuboTV Inc. operates in the U.S., Canada and Spain.

Leveraging its proprietary data and technology platform optimized for live TV and sports viewership, fuboTV Inc. aims to turn passive viewers into active participants. Through its cable TV replacement product, fuboTV, subscribers can stream a broad mix of 100+ live TV channels, including 42 of the top 50 Nielsen-ranked networks across sports, news and entertainment — more than any other live TV streaming platform (source: Nielsen Total Viewers, 2020). fuboTV intends to add interactivity to its streaming experience with the launch of a predictive free-to-play gaming app in Q3 2021.

Fubo Gaming Inc., a subsidiary of fuboTV Inc., expects to launch Fubo Sportsbook, a comprehensive sports entertainment experience through sports betting and interactive gaming, in Q4 2021, subject to obtaining requisite regulatory approvals.

Forward-Looking Statements

This letter contains forward-looking statements of fuboTV Inc. (“fuboTV”) that involve substantial risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding our financial condition, anticipated financial performance, market opportunity, business strategy and plans, the continued shift in consumer behavior and the expected launch of Fubo Sportsbook. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that fuboTV makes due to a number of important factors, including but not limited to risks related to the ability to realize the anticipated benefits of the Balto and Vigtory acquisitions; our actual operating results may differ significantly from our guidance; risks related to the company’s access to capital and fundraising prospects to fund its ongoing operations and support its planned growth; risks related to diverting management’s attention from fuboTV’s ongoing business operations to address integration and fundraising efforts; we may never achieve or maintain profitability; our revenue and gross profit are subject to seasonality; our operating results may fluctuate; we may not be successful in attracting and retaining subscribers; we may not be able to license streaming content or other rights on acceptable terms; risks related to our ability to capitalize successfully on market trends and develop and market a sports wagering offering, and other risks, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies, including the impact of COVID-19 on the broader market. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2021 and our other periodic filings with the SEC. We encourage you to read such risks in detail. The forward-looking statements in this press release represent fuboTV’s views as of the date of this press release. fuboTV anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing fuboTV’s views as of any date subsequent to the date of this press release.

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Contacts

Investor Contact:

The Blueshirt Group for fuboTV

ir@fubo.tv

Media Contacts:

Jennifer L. Press, fuboTV

jpress@fubo.tv

Katie Minogue, fuboTV

kminogue@fubo.tv